SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

cPURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2003

INTERNET PICTURES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-26363	52-2213841

(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification Number)

3160 CROW CANYON ROAD, SAN RAMON, CALIFORNIA	94583

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(925) 242-4002

N/A

(Former name or former address, if changed since last report)

ITEM 5: OTHER EVENTS AND REQUIRED FD DISCLOSURE.

     On June 27, 2003, Internet Pictures Corporation (“iPIX”) announced that it had signed an amended license agreement with eBay Inc. A copy of the press release is furnished as an exhibit to this report. The following is a summary of the provisions of Amendment No. 3 to the Visual Content Services Agreement between iPIX and eBay. Amendment No. 3 should be read together with the Visual Content Services Agreement dated April 19, 2000, together with Amendment No. 1 and Amendment No. 2 to the Visual Content Services Agreement, all of which were filed as Exhibits to iPIX’s Form 10-Q filed on October 31, 2001. A copy of Amendment No. 3 is filed as an exhibit to this report.

     The Visual Content Services Agreement between iPIX and eBay remains unchanged through the contract period, which will expire by its terms on September 30, 2003. Under the terms of Amendment No. 3, iPIX will grant eBay a perpetual, non-exclusive license to the Rimfire Imaging technology for a one-time payment of $8 million. The payment will be made in three (3) installments with an initial $3 million installment paid immediately. Subject to eBay’s option to extend iPIX’s imaging services, iPIX will no longer provide imaging services to eBay after September 30, 2003. eBay has the option to extend the Rimfire Imaging services after September 30, 2003 for up to four (4) additional months for a minimum monthly payment of $450 thousand, plus 1.5 cents for every image submitted in excess of 12 million images a month. iPIX may also transfer to eBay, at eBay’s option, a Rimfire Imaging environment developed by iPIX specifically for eBay for an additional $2 million. The parties have agreed to terms to terminate certain equipment leases under which iPIX leases computer equipment from eBay and iPIX has also given eBay an option to purchase other assets, both of which relate to the eBay Rimfire Imaging service. The parties have also agreed to work together with some of iPIX’s third party service providers to efficiently transition appropriate services to eBay, thus allowing iPIX to continue to focus on its base of existing and new customers.

     (c)  Exhibits

Exhibit
Number	Description

10.1	Amendment No. 3 to the Visual Content Services Agreement dated as of June 27, 2003
99.1	Press Release dated June 27, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNET PICTURES CORPORATION

Dated: June 27, 2003

/s/ Paul Farmer Paul Farmer Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

10.1 99.1	Amendment No. 3 to Visual Content Services Agreement dated as of June 27, 2003 Press Release dated June 27, 2003